ASSET PURCHASE AGREEMENT

by and among

THERMA BRIGHT INC.,

 ICTV BRANDS UK LIMITED,

ICTV BRANDS HK LIMITED,

ICTV BRANDS ISRAEL LTD,

and

ICTV BRANDS, INC.

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THIS ASSET PURCHASE AGREEMENT is entered into on March 6, 2018, by and among Therma Bright Inc., a British Columbia corporation (“Purchaser”), ICTV Brands UK Limited, a UK Corporation (“ICTV UK”), ICTV Brands HK Limited, a Hong Kong Corporation (“ICTV HK”), ICTV Brands Israel Ltd, an Israeli Corporation (“ICTV Israel”), and ICTV Brands, Inc., a Nevada corporation (“ICTV US” and, collectively with ICTV UK, ICTV HK and ICTV Israel, “Sellers”). Purchaser and Sellers are sometimes hereafter referred to collectively as the “Parties” and each individually as a “Party”.

RECITALS

A.	As of the date hereof, Sellers own and manufacture, sell and distribute the ClearTouch® nail phototherapy device (the “Nail Product”) and the no!no! skin® phototherapy device (the “Skin Product” and collectively with the Nail Product, the “Purchased Products”); and

B.	Sellers wish to sell to Purchaser and Purchaser wishes to acquire from Sellers certain assets related to the Purchased Products, excluding any liabilities related thereto (except as set out below) and further excluding any rights to the trademark or name “no!no!” or “no!no! skin” (the “Excluded Trademarks”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, including to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS; INTERPRETATION

1.1	Definitions

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Asset Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

“Anti-Corruption Laws” means any Law regarding anti-corruption of any jurisdiction in which Sellers performs the Business, including through distributors, including the United States Foreign Corrupt Practices Act of 1977, as amended, the Canadian Corruption of Foreign Public Officials Act and the Criminal Code of Canada.

“Assumed Contracts” means the contracts listed on Exhibit A.

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“Assumed Liabilities” means the liabilities listed on Exhibit B.

“Business” means all manner of business related to Sellers’ manufacture, production and world-wide sale and distribution of the Purchased Products.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday in Toronto, Ontario, Canada or in Wayne, Pennsylvania, USA, or is a day on which banking institutions located in Toronto, Ontario, Canada or in Wayne, Pennsylvania, USA are authorized or required by Laws or other governmental action to close.

“Business Intellectual Property” means all Intellectual Property of Sellers primarily used in, or otherwise useful or necessary for, the operation of the Business, as well as improvements or variations of the Purchased Products, but excluding the Excluded Trademarks. Business Intellectual Property includes, without limitation, the Intellectual Property listed in Exhibit C. The Business Intellectual Property also includes all rights to sue or recover damages for past, present and future infringement or misappropriation of such Business Intellectual Property.

“Business Records” means the following business records (in whatever format) relating to the Purchased Products or Purchased Assets and in the possession or under the control of any of the Sellers: (a) vendor lists; (b) customer lists; (c) Purchased Products pricing lists; (d) market research reports; (e) marketing plans; (f) advertising & promotional materials, (g) product specifications, including for manufacturing and packaging; (h) packaging artwork; (i) sales history of the Purchased Products for the last three (3) years; (j) quality management documentation and records; (k) audit and certification records; (I) correspondence with Governmental Entities and their notified bodies; (m) Business Regulatory Approvals; (n) correspondence with patent and trademark offices and service providers relating to the Business Intellectual Property or the Intellectual Property; and (o) other business records relating to the Business, to the extent such other business records are required to be transferred under applicable Law

“Business Regulatory Approvals” means the approvals listed in Exhibit D.

“Closing” has the meaning ascribed to it in Section 2.10.

“Closing Adjustment” means (a) the amount of the prepaid expenses as of the Effective Date that form part of the Purchased Assets, less (b) the amount of the Assumed Liabilities, as shown on the Closing Statement and less any payment due for registering the transfers and renewals of patents forming part of the Purchased Assets as per paragraph 2.11(b)(iii).

“Closing Deadline” means March 31, 2018, or such later date as the Parties shall mutually agree to in writing.

“Closing Statement” means a statement that sets forth the amount of the prepaid expenses that form part of the Purchased Assets as of the Effective Date, as well as the amount of the Assumed Liabilities as of the Effective Date.

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“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning ascribed to it in Section 10.1.

“Contract” means any agreement or contract or other binding obligation, commitment or undertaking whether written or verbal.

“Effective Date” means the effective date of the Closing, which shall be March!”, 2018, or such other date as the Parties may determine.

“Environmental Laws” means all federal and state statutes or regulations concerning the pollution, protection or cleanup of the environment, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission or release of Hazardous Substances.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment” means the draft calculation of the Closing Adjustment set forth in Exhibit E.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” means all of the liabilities and obligations related to the Business and the Purchased Assets, other than the Assumed Liabilities, including, without limitation, the liabilities set forth in Exhibit F.

“Excluded Trademarks” has the meaning set forth in the preamble herein.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any transnational, domestic or foreign federal, state, local or other governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, and “Governmental Entities” means more than one of them.

“Government Official” means (i) an officer, agent, representative, or employee of a Governmental Entity, Governmental Entity-owned or controlled enterprise (or any agency, department or instrumentality thereof), political party or public international organization, (ii) a candidate for government or political office, or (iii) an agent, officer, or employee of any entity owned by a government or Governmental Entity.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous, radioactive, or toxic substance, petroleum, petroleum-based or petroleum-derived substance or waste or asbestos-containing material, the presence of which requires investigation or remediation under any Environmental Laws.

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“Intellectual Property” means (a) patents, patent applications, continuations, continuations-in-part, divisions, validations, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (b) utility models and pending applications to register the same; (c) trademarks, service marks, logos, trade dress and trade names or other source-identifying designations or devices, (d) copyrights, design rights and database rights, whether registered or unregistered, and pending applications to register the same, (e) Internet domain names and registrations thereof, (f) confidential ideas, trade secrets, proprietary rights, computer software, including source code, derivative works, moral rights, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, technical and scientific information, customer lists, mailing lists, business plans, information relating to manufacturing processes or other proprietary information, (g) all foreign counterparts thereof, (h) all renewals, extensions, restorations and reissues thereof, (i) any and all other intellectual property rights throughout the world.

“Inventories” means all saleable finished Purchased Products inventories.

“Laws” shall include any federal, provincial, state, foreign or local law, common law, statute, ordinance, rule, regulation, code, or Order having force of law or that are otherwise enforced by a Governmental Entity.

“Legal Proceeding” shall mean any claim, action, suit, case, litigation, proceeding, investigation, charge, criminal prosecution, judicial, governmental or regulatory investigation, or arbitration, mediation or alternative dispute resolution proceeding.

“Liens” means any mortgage, pledge, lien, security interest, charge, hypothecation, option, right of first refusal, easement, right of way, restriction on transfer or use, title defect, encroachment or other encumbrance or other adverse claim of any kind.

“Losses” means, with respect to any Person, any and all liabilities, costs, damages, deficiencies, penalties, amounts paid in settlement, fines or other losses or expenses incurred by such Person (including reasonable out-of-pocket expenses of investigation and reasonable out-of-pocket attorneys’ or consultants’ fees and expenses as a result or arising out of any action, suit or proceeding whether involving a Third Party Claim or a claim solely between the Parties to enforce the provisions hereof).

“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, results of operations or condition (financial or otherwise) or prospects of the Business or the Purchased Assets, or (b) the ability of Sellers to perform their material obligations hereunder or to consummate the transactions contemplated hereby; but excluding any effect resulting from (i) general economic conditions or general effects on the industry in which the Business is primarily engaged (including as a result of an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism) or any change in financial, political or economic conditions in the United States or elsewhere) not having a materially disproportionate effect on the Business or the Purchased Assets relative to other participants in the industry in which the Business is primarily engaged, (ii) any change or amendment to any Laws or any change in the manner in which any Law is enforced generally affecting the industry in which the Business is primarily engaged and not specifically relating to or having a materially disproportionate effect on the Business or the Purchased Assets relative to other participants in the industry in which the Business is primarily engaged, (iii) any public announcement of the transactions contemplated by this Agreement in accordance with the terms of this Agreement, or (iv) any action taken by Purchaser or its Representatives in accordance with the terms of this Agreement.

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“Nail Product” has the meaning set forth in the preamble hereof.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Entity or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of the operation of the Business consistent with past practices of Sellers.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Entities necessary to conduct and operate the Business as currently conducted or operated, including the Business Regulatory Approvals.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Proceeding” means any action, audit, arbitration, examination, hearing, litigation, or suit (whether civil, criminal or administrative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Privacy Law” means Laws that apply to the protection of personal information, as collected, used and communicated by the Sellers in the context of the Business.

“Purchased Assets” means: (a) all Business Intellectual Property, but excluding any rights to the Excluded Trademarks; (b) the Inventories; (c) all Business Records; (d) all property and equipment used in manufacturing and ongoing maintenance of the Purchased Products, including all tangible property such as prototypes, moulds and tooling used to manufacture the Purchased Products or to perform the quality control thereof; (e) approvals, Permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from Governmental Entities related to the Business, including without limitation the Business Regulatory Approvals; (f) the Assumed Contracts and the rights and privileges thereunder; (g) the goodwill associated to the Business; and (h) those other assets listed in Exhibit G. For the avoidance of doubt, the Purchased Assets to be purchased by Purchaser hereunder do not include cash or cash equivalents nor any accounts or customer trade receivables for Purchased Products sold by Sellers before the Effective Date (such assets are hereinafter referred to as the “Excluded Assets”).

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“Purchased Products” has the meaning set forth in the preamble hereof.

“Purchase Price” has the meaning ascribed to it in Section 2.5.

“Representatives” means, with respect to any Person, each of the Affiliates, directors, officers, employees, agents and other representatives (including attorneys, patent and trademark agents, accountants and financial advisors) of such Person.

“Sales Representative Agreement” means the Exclusive Sales Representative Agreement attached as Exhibit H, among ICTV US and Purchaser.

“Security Agreement” has the meaning set forth in Section 2.9.

“SEC” means the United States Securities and Exchange Commission.

“Sellers’ knowledge” means the actual knowledge of Kelvin Claney, Richard Ransom, Ernest P. Kollias III, Vince Dargush and/or John Carrino, after conducting a reasonable inquiry and investigation (consistent with such Person’s title and/or responsibility) concerning the existence of a particular fact or matter.

“Skin Product” has he meaning set forth in the preamble hereof.

“Taxing Authority” means any U.S. or foreign, federal, national, state, provincial, county, or municipal or other local government, any subdivision, agency, commission, or authority thereof (or any quasi-governmental body) exercising any taxing authority, or any other authority exercising tax regulatory authority in its capacity as doing such.

“Taxes” means, (a) any and all taxes, installments, assessments, charges, duties, fees, levies or other governmental charges, including income, franchise, margin, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, land transfer, employer, health, goods and services, harmonized sales, social contribution, employment insurance premium, unemployment compensation, disability, transfer, sales, use, service, escheat, unclaimed property, license, excise, gross receipts, value-added (ad valorem), add-on or alternative minimum, environmental, severance, stamp, occupation, premium, and all other taxes of any kind for which a Person may have any liability imposed by any Taxing Authority, whether disputed or not, and any charges, fines, interest or penalties imposed by any Taxing Authority or any additional amounts attributable or imposed with respect to such amounts, and with regard to Sellers, any and all sales and use and employment-related taxes, installments, assessments, charges, duties, fees, levies or other governmental charges, including withholding, employment, payroll, social security, employer, health, goods and services, harmonized sales, social contribution, employment insurance premium, unemployment compensation, disability, sales, use, and value-added (ad valorem), and severance taxes for which a Person may have any liability imposed by any Taxing Authority, whether disputed or not, and any charges, fines, interest or penalties imposed by any Taxing Authority or any additional amounts attributable or imposed with respect to such amounts, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated or unitary group for any Taxable Period; (c) any liability for the payment of amounts of the type described in clause (a) or clause (b) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

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“Third Party Claim” means any claim or Proceeding by any Person, other than Sellers, Purchaser or any of their respective Affiliates.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Sales Representative Agreement, the Security Agreement, the side letter dated March I, 2018 and the Transfer Documentation.

“Transfer Documentation” means a bill of sale, an assignment and assumption agreement, a patent assignment, a domain name assignment, a trademark assignment and such other transfer documents as the Parties shall agree, all in form and substance previously agreed by the Parties.

“Transition Services Agreement” means the Transition Services Agreement attached as Exhibit I, among ICTV US and Purchaser.

1.2	Interpretation

Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof’ and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the word “including” means “including, but not limited to”; (c) words importing the singular will also include the plural, and vice versa; and (d) any reference to any federal, state, local or foreign statute or law (including within the definition of Law) will be deemed also to refer to all rules and regulations promulgated thereunder. References to $ will be references to United States Dollars, and with respect to any Contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.

ARTICLE 2
TRANSACTION AND CLOSING

2.1	Purchase and Sale

Upon the terms and conditions set forth herein, effective as of the Effective Date but subject to the Closing, Sellers shall sell, deliver, transfer, assign, and convey to Purchaser, and Purchaser shall purchase from Sellers, all of Sellers’ right, title and interest in and to all of the Purchased Assets, wherever situated, tangible and intangible, free and clear of any liens.

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2.2	Delivery of Purchased Assets

Upon Closing, all Inventories, prototypes, moulds and tools then in existence will remain in the physical possession of ICTV US or its Affiliates, to be held and distributed for and on behalf of Purchaser, under the terms and conditions of the Transitional Services Agreement. Sellers shall deliver the other Purchased Assets to Purchaser within five (5) Business Days after the Closing.

2.3	Assumption of Assumed Liabilities

Upon the terms and subject to the conditions set forth herein, Purchaser hereby agrees, effective at the Effective Date, but subject to the Closing, to assume and to timely satisfy and discharge the Assumed Liabilities in accordance with their respective terms.

2.4	Excluded Liabilities

For the avoidance of doubt, the Purchased Assets are not substantially all of the assets of Sellers and consequently Purchaser shall not acquire nor be deemed to assume any liabilities, other than the Assumed Liabilities. Moreover, it is expressly stated that Purchaser does not acquire and shall not be responsible to pay, perform or discharge any of the Excluded Liabilities.

2.5	Purchase Price

Subject to Sections 2.6, 2.7 and 8.4 below, the Parties hereto agree that the total Purchase Price shall be Two Million, Two Hundred and Fifty Thousand Dollars ($2,250,000) (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price is inclusive of all Taxes, which shall be Sellers’ responsibility. Purchaser shall pay the Purchase Price to Sellers as hereinafter provided:

(a)	on the date of the Closing, Purchaser shall pay to Sellers Seven Hundred and Fifty Thousand Dollars ($750,000), plus or minus the Estimated Adjustment, via wire transfer of immediately available funds to an account designated by Sellers in advance thereof;

(b)	on or before December 31, 2018, Purchaser shall pay to Sellers an additional Five Hundred Thousand Dollars ($500,000) via wire transfer of immediately available funds to an account designated by Sellers in advance thereof;

(c)	on or before December 31, 2019, Purchaser shall pay to Sellers, an additional Five Hundred Thousand Dollars ($500,000) via wire transfer of immediately available funds to an account designated by Sellers in advance thereof; and

(d)	on or before December 31, 2020, Purchaser shall pay to Sellers, via wire transfer of immediately available funds to an account designated by Sellers in advance thereof, an additional Five Hundred Thousand Dollars ($500,000).

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2.6	Adjustments to Purchase Price

If the Closing Adjustment, as shown on the Closing Statement, is negative, the Purchase Price will be reduced by an amount equal to the Closing Adjustment. If the Closing Adjustment is positive, the Purchase Price will be increased by an amount equal to the Closing Adjustment.

Within thirty (30) days of the date of the Closing, Purchaser shall prepare and deliver to Sellers the Closing Statement. Such Closing Statement will be final and binding on the parties unless the Sellers give notice to the Purchaser of their objection within ten (I 0) days of their receipt.

If the Sellers object to the draft Closing Statement delivered by Purchaser, the Parties shall use their reasonable commercial efforts to resolve the dispute within 30 days. If unresolved, the dispute shall be submitted for resolution by any Party to an accounting firm selected by mutual agreement of the Parties, or in the absence of agreement, to MNP, Certified Public Accountants, which will be acting as experts and not as arbitrators. That resolution will be final and binding upon the Parties and shall be reflected in the Closing Statement, which will then be in final form. The Parties shall equally share the fees and expenses of the accounting firm.

If the Closing Adjustment is greater (i.e. is more positive or less negative) than the Estimated Adjustment, Purchaser shall, within fifteen (15) days after the Closing Statement becomes final and binding on the Parties, pay such excess to Sellers via wire transfer of immediately available funds to an account designated by Sellers. If the Closing Adjustment is less (i.e. is less positive or more negative) than the Estimated Adjustment, Sellers shall, within fifteen (15) days after the Closing Statement becomes final and binding on the Parties, pay such difference to Purchaser via wire transfer of immediately available funds to an account designated by Purchaser.

2.7	Discount

Notwithstanding the payment dates set out in Section 2.5 above, Purchaser may prepay the Purchase Price at any time and the Parties hereby agree that should Purchaser pay the Purchase Price in full on or before June 30, 2019, Sellers will provide Purchaser a credit off the Purchase Price in the amount of Two Hundred Thousand Dollars ($200,000) such that the total Purchase Price then payable shall be Two Million and Fifty Thousand Dollars ($2,050,000).

2.8	Allocation of the Purchase Price

The Parties agree that the Purchase Price and the agreed upon value of the Assumed Liabilities shall be allocated among the Purchased Assets in the manner specified in writing to Sellers by Purchaser (the “Allocation”). Such Allocation shall be made in accordance with the principles of Section 1060 of the Code. Purchaser and Sellers agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation and filing of all Tax Returns (including filing Form 8594, if applicable, with its federal income Tax Return for the taxable year that includes the Effective Date), and (iii) take no position inconsistent with the Allocation for all Tax purposes, unless otherwise required by a Taxing Authority in a Tax examination, audit, assessment, re assessment or other proceeding. In the event that any Taxing Authority disputes the Allocation, the Party receiving notice thereof shall promptly notify in writing and consult with the other Party concerning the strategy for the resolution thereof, and shall keep the other Party appraised of the status of such dispute. In the event that any adjustment is required to be made to the Allocation as a result of any adjustment to the Purchase Price pursuant to this Agreement (for example, to reflect an adjustment pursuant to Section 2.6), Purchaser and Sellers shall file supplemental Forms 98594 to reflect the change in the Purchase Price.

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2.9	Security on US Patent

In order to guarantee the payments under paragraphs 2.5(b), 2.5(c) and 2.5(d), Purchaser shall grant to Sellers a security interest on the US patent # 9,414,470 and on the US trademark# 5,355,075 forming part of the Purchased Assets. The terms and conditions of such security interest shall be agreed to by the Parties, acting reasonably, and shall be substantially in the form of the security agreement attached hereto as Exhibit J. (the “Security Agreement”)

2.10	Closing

The closing (the “Closing”) of the transaction contemplated by this Agreement shall take place on the Business Day that follows the date where the conditions set forth in Section 6.1 are met, at the offices of Sellers or at such other place as Sellers and Purchaser may agree.

2.11	Closing Deliverables

At the Closing:

(a)	Purchaser shall deliver or cause to be delivered to Sellers:

(i)	a payment as per paragraph 2.5(a), which shall be delivered via Wife transfer of immediately available funds to an account designated by Sellers in advance thereof;

(ii)	the Security Agreement, duly executed by Purchaser;

(iii)	a certificate, dated as of the date of the Closing and executed by an executive officer of Purchaser on behalf of Purchaser, certifying the resolutions of the board of directors of Purchaser approving the execution, delivery and implementation of this Agreement and of all documents to be delivered by Purchaser in connection with this Agreement and the transaction contemplated hereby or thereby; and

(iv)	all Transfer Documentation duly executed by Purchaser;

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(b)	Sellers shall deliver or cause to be delivered to Purchaser:

(i)	the Security Agreement, duly executed by Sellers;

(ii)	a certificate from the Government Entity in jurisdictions in which the Sellers are organized, dated within five (5) Business Days prior to the date of the Closing, and certifying that the said entities are in good standing;

(iii)	confirmation that all patents forming part of the Purchased Assets are registered in the name of ICTV US and that all renewal fees then outstanding have been paid (otherwise, the fees for the transfer and/or the renewal fees will be paid by Purchaser and added to the Closing Adjustments);

(iv)	certified copies of the resolutions of the directors of each Seller authorizing the execution, delivery and implementation of this Agreement and of all documents to be delivered by Sellers in connection with this Agreement and the transactions contemplated hereby and thereby; and

(v)	all Transfer Documentation not otherwise referenced above, duly executed by Sellers.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Representations and Warranties of Sellers

Sellers hereby jointly represent and warrant to Purchaser that the following representations and warranties are true and correct as of the date hereof, were true as of the Effective Date and will be true and correct as of the date of the Closing, and acknowledge that Purchaser is relying on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement:

(a)	Corporate Organization. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth in the Parties description above, and has the corporate power and authority to carry on the Business as now conducted, and is duly qualified to conduct business and is in good standing in each jurisdiction in which such qualification is necessary under the applicable laws of such jurisdiction.

(b)	Corporate Authority. Each of the Sellers has all necessary corporate power and authority to execute and deliver this Agreement and any other documents to be delivered by Sellers in connection with this Agreement and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement and any other documents to be delivered by Sellers in connection with this Agreement by each of the Sellers and the consummation by Sellers of the transactions contemplated hereunder do not and will not violate the terms or conditions of any Sellers’ Articles of Incorporation or Bylaws, any judicial or administrative process or Order, or any material agreement or instrument to which any of the Sellers is a party or by which any of the Sellers is bound. No consent, waiver, approval, or authorization of, or declaration or filing with, or notification to, any person, Governmental Officer or Governmental Entity is required on the part of any Seller in connection with the execution and delivery by Sellers of this Agreement or any other document to be delivered in connection with this Agreement to which it is a party, the consummation by Sellers of the transactions contemplated herby or thereby, or the compliance by Sellers with any of the provisions hereof or thereof. This Agreement and the consummation of the transactions contemplated herein have been duly and effectively authorized by all necessary corporate actions, including approval by each Sellers’ board of directors. This Agreement, upon execution by Sellers, is a valid and binding obligation of Sellers, enforceable in accordance with its terms.

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(c)	Title to Purchased Assets; Completeness of Transfer; Condition of Purchased Assets. Sellers have good, marketable and valid title to the Purchased Assets, free and clear of any Lien. No Person, other than under this Agreement, has any agreement or option or any right capable of becoming an agreement or option for the purchase or lease from Sellers of any of the Purchased Assets. The Purchased Assets constitute all the material properties of any nature with which Sellers have conducted the Business during the twelve-month period prior to the Effective Date. All tangible personal property included in the Purchased Assets is in good operating condition, reasonable wear and tear excepted.

(d)	Contracts. The Assumed Contracts are legally valid and binding and in full force and effect, and none of the Sellers nor any other party thereto is in material default thereunder nor is there any condition or basis for any claim of a material breach or default by any party thereto or event which, with notice, lapse of time or both, would constitute a material breach or default thereunder. None of the rights of Sellers under the Assumed Contracts will be impaired in any material respect by the consummation of the transaction contemplated hereunder, and all of the rights of Sellers thereunder will be enforceable by Purchaser after Closing without the consent or agreement of any other party or the payment of any penalty, the incurrence of any additional obligation or the change of any term.

(e)	Inventories. To the Knowledge of Sellers, the Inventories do not include any items which are below standard quality or of a quality or quantity not usable or saleable in the Ordinary Course of Business. All Inventories meets the specifications currently in place for the Purchased Products. The level of Inventories is consistent in all material respects with that maintained by Sellers in accordance with the Ordinary Course of Business in light of seasonal adjustments, market fluctuations in the industry and the requirements of their customers or clients.

(f)	Business Records. The Business Records have been fully, properly and accurately kept in compliance with all applicable Laws in all material respects.

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(g)	Financial Information. The financial information provided to Purchaser is based on information derived from the books and records of Sellers and presents fairly the financial condition, results of operations of the Business at the dates and for the periods indicated.

(h)	No Litigation. No Legal Proceeding or Governmental Order is pending against or, to the Knowledge of Sellers, threatened in writing against Sellers that (i) is material to the Business, the Purchased Assets, the Purchased Products or the Assumed Liabilities, or (ii) would impose any material limitation on the ability of Purchaser to operate the Business or the Purchased Assets as currently conducted.

(i)	Compliance with Laws. Except with respect to those regulatory matters that are the subject of Section 3.1(1) or 3.l (j):

(i)	Sellers are, and since January 24, 2017 have been, in material compliance with all Laws applicable to the ownership or operation of the Business;

(ii)	Sellers possess, and are in compliance with, all Permits necessary for the conduct of the Business as it is currently conducted, each of which is listed on Exhibit D, except where the failure to possess or comply with any such Permit would not, individually or in the aggregate, be materially adverse to the operation of the Business or to the Purchased Assets, taken as a whole, and all such Permits are in full force and effect. No event has occurred that, to the Knowledge of Sellers, would reasonably be expected to result in a penalty under or the revocation, cancellation, non-renewal or adverse modification of any Permit, except as has not been and would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business or to the Purchased Assets, taken as a whole.

(j)	Regulatory

(i)	Product Registrations. Exhibit D sets forth, as of the date hereof, a list of all Business Regulatory Approvals granted to Sellers by, or pending with, any Governmental Entity that are required to market any of the Purchased Products (the “Product Registrations”).

(ii)	Compliance with Laws and Specifications and Standards. All Purchased Products sold under the Product Registrations are manufactured and marketed in all material respects in accordance with Laws and the specifications and standards contained in such Product Registrations and have either been fabricated, processed, packaged and labelled in accordance with regulatory requirements and good manufacturing practices where required or, if not required, have been fabricated and processed in accordance with quality standards that meet or exceed industry standards for the Purchased Products.

(iii)	Untrue Statements. Neither Sellers nor, to the Knowledge of Sellers, any officer, employee or agent of Sellers, has made an untrue statement of a material fact or failed to disclose a material fact required to be disclosed to a Governmental Entity, which would either be a contravention of Law or misleading.

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(iv)	Product Recalls/ Safety. Since January 24, 2017:

(A)	there has not been, nor, to the Knowledge of Sellers, is there currently under consideration by Sellers, any of their Affiliates or any Governmental Entity, any recall, withdrawal, replacement or other market action or any post-sale warning, in each case, in respect of any Purchased Product;

(B)	to the Knowledge of Sellers, there are no facts which are reasonably likely to cause or warrant (a) the recall, withdrawal, replacement or other market action of any Purchased Product sold by Sellers, (B) a change in the regulatory classification or change in the labeling of any Purchased Products due to safety reasons beyond routine revision to labeling due to post market experience, or (C) termination or suspension of the marketing of such Purchased Products; and

(C)	Sellers have not received with respect to the Purchased Products any written notice or communications from any Governmental Entity alleging any safety or quality concerns with respect to any Purchased Product or noncompliance with any applicable Laws or authorization of any Governmental Entity.

(v)	Marketing or Advertising. Sellers have not received with respect to the Purchased Products any written notice or communications from any Governmental Entity or competitor alleging any non-compliance with the marketing or advertising of the Purchased Products, there are no facts which are reasonably likely to cause or warrant a change in the regulatory classification or a change in the labeling of any Purchased Products, and adequate and proper substantiation exists for all claims made for the Purchased Products.

(k)	Material Contracts

(i)	Sellers have made available to Purchaser true and complete copied of all Assumed Contracts. Each Assumed Contract is valid and binding on each Seller that is a party thereto and, to the Knowledge of Sellers, the other parties thereto, and is in full force and effect. Sellers have performed all material obligations required to be performed by them to date under any of the Assumed Contracts. Neither Sellers, nor to the Knowledge of Sellers, any other party thereto is in breach of, or default under, any such Assumed Contract, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a breach or default, in each case which breach or default would result, individually or in the aggregate, in a any change, effect, event, circumstance, occurrence or state of facts that, either alone or in combination, is or would reasonably be expected to be materially adverse to the results of operations or financial condition of the Business or to the Purchased Assets, taken as a whole.

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(I)	Intellectual Property

(i)	To the Knowledge of Seller, except as indicated on Exhibit C, the registered Business Intellectual Property is valid and subsisting and, to the Knowledge of Sellers, there is no objection or Legal Proceeding being asserted or threatened by any Person with respect to the ownership, validity or enforceability of any Business Intellectual Property. (a) Sellers are the sole and exclusive owners of the Business Intellectual Property; (b) no license of any kind relating to any Business Intellectual Property has been granted; and (c) the Business Intellectual Property is free and clear of any Liens.

(ii)	The Business Intellectual Property constitutes all of the Intellectual Property used and necessary for the conduct of the Business as presently conducted by Seller. This specifically excludes the Excluded Trademarks.

(iii)	To the Knowledge of Sellers, (a) the Business as currently operated does not in any material respect infringe, misappropriate or otherwise violate the intellectual property rights of any Person, and (b) no Legal Proceeding is pending or, to the Knowledge of Sellers, has been threatened claiming that the Business as currently operated infringes, misappropriates or otherwise violates the intellectual property rights of any Person.

(m)	Anti-Corruption

(i)	No Government Official presently owns an interest, whether direct or indirect, in the Business, or has any legal or beneficial interest or right in the Purchase Price to be paid hereunder by Purchaser.

(ii)	None of the Sellers has made, offered, promised or authorized, or will make, offer promise or authorize, any payment or gift or anything of value, directly or indirectly, to any Government Official in violation of any applicable Anti-Corruption Laws with respect to the Business, including for the purpose of influencing or inducing any Government Official or to obtain business, or to secure any other improper business advantage, in violation of applicable Anti-Corruption Laws.

(n)	Privacy Laws

(i)	Sellers have complied at all times with all Privacy Laws in connection with the Sellers’ collection, use and disclosure of personal information with respect to the Business.

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(ii)	Sellers have in place a privacy policy governing the collection, use and disclosure of personal information by Sellers, and have collected, used and disclosed personal information in accordance with such policy.

(o)	Permits. Sellers possesses all Permits that are necessary to permit it to engage in the Business as presently conducted in and at all locations and places where it is presently operating, all such Permits are in full force and effect, no violations are or have been recorded in respect of any of such Permits, and Sellers have not received any notice that any Governmental Entity is considering or intends to cancel, terminate, modify or not renew such Permits. All Permits necessary to permit Sellers to engage in the Business as currently conducted are set forth on Exhibit D. Seller is in compliance in all material respects with all obligations, restrictions or requirements of the Permits.

(p)	Absence of Changes Since September 30, 2017, there has not been any material adverse change in the condition (financial or otherwise) of, or material damage, destruction or loss affecting, the Business or the Purchased Assets. Since September 30, 2017, Sellers have not: (i) entered into any transaction for the Purchased Assets other than in the Ordinary Course of Business and consistent with past practices, including, but not limited to, any transaction relating to the: sale or encumbering of its assets or properties; (ii) canceled, terminated, amended or waived any of the Assumed Contracts or any rights or claims arising thereunder; or (C) become aware of any loss of customers, suppliers, or volume or profitability of the Business.

(q)	Taxes; Contributions All Tax returns required to be filed by Sellers have been filed on a timely basis, all of which returns are correct and complete and all Taxes relating to the Business or the Purchased Assets due and payable on or before the date hereof by Sellers have been paid. There are no claims pending against Sellers for past-due Taxes relating to the Business or the Purchased Assets, and there are no threatened claims against Sellers for past-due Taxes relating to the Business or the Purchased Assets (including, but not limited to, any claims based upon any theory of transferee liability), and there are not now any matters under discussion with authorities relating to any additional Taxes or assessments against Sellers relating to the Business or the Purchased Assets. All Taxes and other assessments and levies which Sellers are or have been required by law to withhold or to collect relating to the Business or the Purchased Assets have been duly withheld and collected, and have been timely paid over to the proper governmental authorities or are properly held by Sellers for such payment. All contributions and payments for workers’ compensation, unemployment compensation, and the like which Sellers have been required by law to make or pay have been duly made or paid.

(r)	Broker’s Fee. Sellers have engaged IIT Partners to engage in the sale of the Purchased Assets. Sellers are responsible for any fees related to the services of IIT Partners in connection with this Agreement. Sellers are not responsible to any other party for any brokerage fees, finders’ fees, agents’ commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

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(s)	Business Relations. Sellers have not received any oral or written notification of (i) any circumstances, which would reasonably cause it to believe that Sellers’ business relationship with any customer, sales representative, dealer or supplier would be materially adversely affected by the transactions contemplated hereunder, or (ii) any specific potential customer returns.

(t)	Disclosure. No representation or warranty made by Sellers in this Agreement contains any untrue statement of material fact or omits to state a material fact required to make the statements made herein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Representations and Warranties of Purchaser

Purchaser represents and warrants to Sellers that the following representations and warranties are true and correct as of the date hereof, were true as of the Effective Date and will be true and correct as of the date of the Closing and acknowledges that Sellers are relying on these representations and warranties in entering into this Agreement, and in concluding the purchase and sale contemplated by this Agreement:

(a)	Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of British Columbia, Canada, and has the power and authority to carry on its business as now conducted and is duly qualified to conduct business and is in good standing in each jurisdiction in which such qualification is necessary under the applicable laws of such jurisdiction.

(b)	Authority. Purchaser has all necessary power and authority to execute and deliver this Agreement and any other documents to be delivered by Purchaser in connection with this Agreement and to consummate the transaction contemplated hereunder. The execution and delivery of this Agreement and any other documents to be delivered by Purchaser in connection with this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereunder do not and will not violate the terms or conditions of Purchaser’s Articles of Amalgamation or Bylaws, any judicial or administrative process or Order, or any agreement or instrument to which Purchaser is a party or by which it is bound. This Agreement and the consummation of the transactions contemplated herein have been duly and effectively authorized by all necessary actions, including approval by Purchaser’s board of directors. This Agreement, upon execution by Purchaser, is a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

(c)	Consents. No notice to, filing with, or permit, or consent or approval of any Person (including any Person which provides financing to Purchaser) is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Purchaser except that this Agreement is subject to the approval of the TSX Venture Exchange.

(d)	Finders’ Fee. Purchaser has not dealt with any broker or finder or incurred any liability for brokerage fees, finders’ fees, agents’ commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

(e)	Proceedings; Orders. There is no Proceeding or investigation pending or, to the knowledge of Purchaser, threatened against Purchaser, its properties or businesses, that (i) challenges the validity of this Agreement or any action taken by Purchaser in connection herewith, or (ii) seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or which, individually or in the aggregate, would impair or delay the ability of Purchaser to affect the Closing. Purchaser is not subject to any Order that would impair or delay the ability of Purchaser to affect the Closing.

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ARTICLE 5

ARTICLES COVENANTS

5.1	Conduct of Business Prior to the Closing

From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Purchaser, Sellers shall (a) conduct the Business in the Ordinary Course of Business consistent with past practice; and (b) use reasonable best efforts to maintain and preserve intact their current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the date of the Closing, the Sellers shall (a) preserve and maintain all licenses, Business Regulatory Approvals and Permits required for the conduct of the Business as currently conducted or the ownership and use of Purchased Assets used in the Business; (b) pay the debts, Taxes and other obligations of the Business when due; (c) maintain the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; (d) continue in full force and effect without modification all insurance policies, except as required by applicable Law; (e) perform all of their obligations under all Assumed Contracts; (f) maintain the books and records in accordance with past practice; (g) comply in all material respects with all Laws applicable to the conduct of the Business; (h) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.l (p) to occur; (i) not take any action or fail to take any action that would result in the imposition of any Lien or encumbrance on any Purchased Asset; (j) take any action or fail to take any action that is reasonably likely to result in any of the conditions contemplated in this Agreement to not be satisfied; and (k) take any action or fail to take any action that would cause the breach of any representation or warranty contained in Article 3.

5.2	Public Announcements

Neither Sellers or Purchaser, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transaction contemplated without the prior consent of the other Party, except as required by requirements of any stock exchange on which the Sellers or Purchaser are listed or applicable Laws. Notwithstanding the forgoing, the Parties have prepared a joint press release to be issued by the Parties immediately following the execution of this Agreement.

5.3	Transaction Expenses

Purchaser shall bear all fees and expenses incurred by Purchaser and its Representative in connection with the negotiation and execution of this Agreement and each Transaction Document and the consummation of the transaction contemplated hereby and thereby. Sellers shall bear all fees and expenses incurred by Sellers in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby.

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5.4	Further Assurances

The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things not inconsistent with this Agreement, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents. In addition, and without limitation of the foregoing, in the event that Sellers shall, following the Closing, come into possession of any of the Purchased Assets, Sellers shall promptly cause the transfer of such Purchased Assets to Purchaser and shall take such actions reasonably requested by Purchaser to memorialize such transfer.

5.5	Post-Closing Access

Following the Closing, Purchaser shall provide to Sellers and their Representatives reasonable access to the personnel, representatives, attorneys, accountants, properties, books and records of the Business upon reasonable advance written notice during regular business hours, and will permit Sellers to make copies of such information in each case to the extent necessary for Sellers to comply with their obligations to the SEC or otherwise under the Exchange Act or to comply with any audit commenced by any relevant Governmental Entity.

5.6	Notices and Consents

To the extent that the assignment of any Assumed Contract, lease, license, Permit, Business Regulatory Approval, qualification or the like to be assigned to Purchaser pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same, if an attempted assignment would constitute a breach thereof. Sellers shall be responsible, and Purchaser shall cooperate where appropriate and/or necessary, to obtain any and all consents necessary to such assignments. If any such consent is not obtained, Sellers shall cooperate with Purchaser in any reasonable arrangement requested by Purchaser that is designed to provide Purchaser with the benefit, monetary or otherwise, of any such contract, lease, license, permit, approval, qualification or the like, including enforcement of any and all rights of Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents and approvals of Governmental Entities in connection with the transaction contemplated hereby.

5.7	Preservation of Business

During the period from the date of execution of this Agreement until the Closing, Sellers shall keep the Business and the Purchased Assets intact, including the present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and key employees.

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5.8	Notice of Developments

During the period from the date of execution of this Agreement until the Closing, Sellers will give prompt written notice to Purchaser of any material adverse development causing a breach of any of the representations and warranties of Sellers contained in this Agreement. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties set forth above.

5.9	Exclusivity

During the period from the date of execution of this Agreement until the Closing, Sellers shall not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Business or the Purchased Assets or any part thereof or any other transaction that conflicts with this Agreement, or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in any other manner in any effort or attempt by any Person to do or seek any of the foregoing. Sellers shall notify Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

5.10	Financial Information

Sellers shall cooperate with Purchaser and Purchaser’s independent certified public accounting firm in order to enable Purchaser to create audited financial statements of the Business prepared in accordance with GAAP for any years covering periods prior to the Closing, by making available Sellers’ records as they are maintained in the Ordinary Course of Business and answering reasonable questions, the cost of which will be borne by Purchaser.

5.11	Payment of Excluded Liabilities

To preserve for Purchaser the opportunity to maintain good relations with Sellers’ creditors and preclude the assertion of claims for nonpayment against Purchaser, Sellers agree to pay or to otherwise satisfy and discharge promptly after the Closing or otherwise in accordance with their terms, all undisputed liabilities or obligations, except the Assumed Liabilities, owed to Sellers’ creditors.

5.12	Cooperation Regarding Intellectual Property

After the Closing, Sellers shall, upon request from Purchaser, cooperate with Purchaser to try to revive the abandoned US patent application forming part of the Business Intellectual Property.

5.13	Excluded Trademarks

Purchaser understands that, subsequent to the Closing, the Sellers will continue to use the Excluded Trademarks, provided that the Sellers may not use such Excluded Trademarks in association with products intended for skin treatment for acne. The Purchaser may only use the Excluded Trademarks in accordance with, and subject to the limitations contained in the Sales Representative Agreement.

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5.14	Closing Conditions

From the date hereof until Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 6.

ARTICLE 6
CLOSING CONDITIONS

6.1	Conditions to Obligation of Purchaser

The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

(a)	The representations and warranties of Sellers set forth in Article 3 above shall be true and correct in all material respects at and as of the date of the Closing;

(b)	Sellers shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)	Sellers shall have procured all of the third party consents required by Purchaser, if applicable;

(d)	No action, suit or Proceeding shall be pending or threatened before any Court or quasi-judicial or administrative agency of any federal, state, county, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, Order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of Purchaser to own the Purchased Assets and to operate the Business (and no such injunction, judgment, Order, decree, ruling, or charge shall be in effect);

(e)	Sellers and Purchaser shall have received all authorizations, consents, and approvals of Governmental Entities that are required, including the TSX Venture Exchange, in order to consummate the transaction contemplated hereby, and none of such authorizations, consents, and approvals shall contain any terms, limitations, or conditions which Purchaser determines in good faith to be materially burdensome to Purchaser, or which restrict Purchaser from owning or operating the Purchased Assets or from conducting the Business in substantially the same manner as conducted on the date hereof;

(f)	Purchaser shall have received from counsel to the Sellers an opinion in form and substance satisfactory to Purchaser, addressed to Purchaser, and dated as of the date of the Closing;

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(g)	There shall not have been any occurrence, event, incident, action, failure to act, or transaction since October I, 2017 which has had or is reasonably likely to cause a Material Adverse Effect on the Business or the Purchased Assets;

(h)	Purchaser shall have completed its business, accounting and legal due diligence review of the Business and Purchased Assets and the results thereof shall be reasonably satisfactory to Purchaser;

(i)	Purchaser shall have obtained the financing required to pay the portion of the Purchase Price payable at Closing;

(j)	Sellers shall have complied to the extent necessary with any applicable bulk sales or bulk transfer laws; and

(k)	All actions to be taken by Sellers in connection with consummation of the transaction contemplated hereby and all agreements, including this Agreement, certificates, opinions, instruments, and other documents, including the Transaction Documents, required to affect the transactions contemplated hereby will be satisfactory in form and substance, and executed and delivered, if applicable, to Purchaser.

Purchaser may waive any condition specified in this Section 6.1 if it executes a written instrument so stating at or prior to the Closing.

6.2	Conditions to Obligations of Sellers

The obligations of Sellers to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(a)	The representations and warranties of the Purchaser set forth in Article 4 above shall be true and correct in all material respects at and as of the date of the Closing;

(b)	Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)	No action, suit or Proceeding shall be pending or threatened before any Court or quasi-judicial or administrative agency of any federal, state, county, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, Order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, Order, decree, ruling, or charge shall be in effect);

(d)	Sellers and Purchaser shall have received all authorizations, consents, and approvals of Governmental Entities, including the TSX Venture Exchange, if required, that are necessary to consummate the transactions contemplated by this Agreement; and

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(e)	All actions to be taken by Purchaser in connection with the consummation of the transaction contemplated hereby and all agreements, including this Agreement, certificates, opinions, instruments, and other documents, including the Transaction documents, required to affect the transactions contemplated hereby will be reasonably satisfactory in form and substance, and executed and delivered, if applicable, to Sellers.

Sellers may waive any condition specified in this Section 6.2 if they execute a written instrument so stating at or prior to the Closing.

ARTICLE 7
TAX MATTERS

The Parties shall reasonably cooperate with each other and with each other’s agents, including accounting firms and legal counsel, in connection with the preparation and filing of any tax returns relating to the transactions contemplated hereunder. Further each Party shall provide to the other reasonable access to the books and records in such Party’s possession in connection with the preparation and filing of such tax returns. Any information or documents provided under this Article 7 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of such tax returns or in connection with any Proceedings relating to Taxes.

ARTICLES 8
INDEMNIFICATION

8.1	Indemnification of Purchaser

Sellers shall indemnify, and hold harmless, Purchaser against any Purchaser’s Damages (as hereinafter defined). “Purchaser’s Damages”, as used herein, shall include any claims, actions, demands, Losses, costs, expenses, liabilities, penalties, and damages, including counsel fees incurred in attempting to avoid the same or oppose the imposition thereof, resulting to Purchaser from: (a) any inaccurate representation or warranty made by Sellers in this Agreement or in any certificate or document delivered in connection herewith; (b) a breach or default in the performance by Sellers of any of the covenants to be performed by any of them hereunder; (c) any debts, liabilities, or obligations of Sellers, whether accrued, absolute, contingent, or otherwise, due or to become due which are attributable to the operation of the Business prior to the Closing or which are not being assumed by Purchaser hereunder, including but not limited to the Excluded Liabilities; (d) any amounts owed by Sellers to IIT Partners or any other broker, dealer or agent in connection with the transactions contemplated by this Agreement; or (e) the imposition of any Taxes arising out of, resulting from, or relating to Sellers’s sale of the Purchased Assets hereunder or operation of the Business prior to the Effective Date. Purchaser’s rights to indemnification under this Section 8.1 shall apply notwithstanding any inspection or inquiries made by or on behalf of Purchaser, or any knowledge acquired or capable of being acquired by Purchaser or facts actually known to Purchaser. The waiver of any condition based upon the accuracy of any representation and warranty or the performance of any covenant shall not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty or covenant.

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8.2	Indemnification of Sellers

Purchaser shall indemnify, and hold harmless, Sellers at all times from and after the Effective Date (but subject to the Closing), against any Sellers’ Damages (as hereinafter defined). “Sellers’ Damages”, as used herein, shall include any claims, actions, demands, Losses, costs, expenses, liabilities, penalties, and damages, including counsel fees incurred in attempting to avoid the same or oppose the imposition thereof, resulting to Sellers from: (a) any inaccurate representation or warranty made by Purchaser in this Agreement or in any certificate or document delivered in connection herewith; (b) a breach or default in the performance by Purchaser of any of the covenants to be performed by it hereunder; or (c) any Assumed Liabilities.

8.3	Notice of Claims.

If any of the Persons to be indemnified under this Article 8 (the “Indemnified Party”) has suffered or incurred any Loss, the Indemnified Party shall so notify the party from whom indemnification is sought (the “Indemnifying Party”) promptly in writing, describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any action at Law or suit in equity is instituted by a third party with respect to which the Indemnified Party intends to claim any Liability as a Loss under this Article 8, the Indemnified Party shall promptly notify (the “Third Party Claim Notice”) the Indemnifying Party of such action or suit and offer to tender to the Indemnifying Party the defense of such action or suit. A failure by the Indemnified Party to give notice and to offer to tender the defense of the action or suit in a timely manner pursuant to this Section 8.3 shall not limit the obligation of the Indemnifying Party under this Article 8, except to the extent such Indemnifying Party is actually prejudiced thereby.

8.4	Adjustment to Purchase Price.

Sellers and Purchaser agree to treat any indemnification payment made pursuant to this Article 8 as an adjustment to the Purchase Price for federal, state, provincial, local and foreign income Tax purposes to the extent permitted by applicable Laws. The amount of any claim by Purchaser from Sellers may be withheld from payments pursuant to Section 2.5.

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8.5	Third Party Claims

(a)	The Indemnifying Party under this Article 8 shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within 30 days of receipt of a Third Party Claim Notice from the Indemnified Party with respect thereto, to assume conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, any third party claim, action, suit or proceeding (a “Third Party Claim”), provided, however, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of such Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party that is reasonably acceptable to the Indemnifying Party if (i) such Third Party Claim relates to or arises in connection with any criminal Legal Proceeding, (ii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (iii) the Indemnified Party reasonably concludes, based on the advice of counsel, that there is an irreconcilable conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of such defense, or (iv) after assuming control of such defense, the Indemnifying Party withdraws from such defense or fails to diligently pursue and maintain such defense.

(b)	If the Indemnifying Party is controlling the defense of a Third Party Claim, the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to or enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable third party of the Indemnified Party. No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(c)	The Parties hereto shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

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8.6	Survival

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until December 31, 2020; provided, that the representations and warranties in (a) Section 3.l(a) (Corporate Organization), Section 3.l(b) (Corporate Authorization), Section 3.l(c) (Title to Purchased Assets; Completeness if Transfer; Condition of Purchased Assets), Section 3.l(r) (Broker Fees), Section 4.l(a) (Organization), Section 4.l(b) (Authority) and Section 4.l(d) (Finders’ Fees) (collectively, the “Fundamental Reps”) shall survive indefinitely, and (b) Section 3.l(q) (the “Tax Rep”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

ARTICLE 9
TERMINATION

9.1	Termination

This Agreement may be terminated at any time prior to Closing:

(a)	By mutual written consent of the Parties;

(b)	By Purchaser on the one hand, or Sellers, on the other hand, if there has been a material misrepresentation or breach of covenant or agreement contained in this Agreement on the part of the other Party and such breach of a covenant or agreement has not been promptly cured after at least fourteen (14) day’s written notice is given;

(c)	By Purchaser if any of the conditions set forth in Section 6.1 shall not have been satisfied before the Closing Deadline or in the circumstances set out in Section l0.2; or

(d)	By Sellers if any of the conditions set forth in Section 6.2 shall not have been satisfied before the Closing Deadline.

9.2	Effect of Termination

If this Agreement is terminated pursuant to this Article 9, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement as of the date of such termination and this Agreement shall become void and have no further force or effect, except that this Section 9.2, Section 10.1 (Confidentiality) and Article 8 (Indemnification) and Article 10 (Miscellaneous) shall survive any such termination and shall continue to be enforceable hereunder; provided, however, that in no event shall termination relieve any Party in default or breach of this Agreement prior to such termination from any liability for damages incurred by another Party as a result of such default or breach.

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ARTICLE 10

MISCELLANEOUS

10.1	Confidentiality

Each Party agrees is to keep confidential the terms of this Agreement and the negotiations regarding the Agreement and all information and documents obtained in the course of any due diligence review conducted by each Party (“Confidential Information”) and shall not disclose the Confidential Information to any Person except:

(a)	to the Representatives of a Party, including consultants, lawyers, accountants and financial institutions, or regulatory authorities or other Persons from whom any approvals or consents are required, provided that such disclosure is not intended for broad dissemination to the public;

(b)	as required by the policies of the TSX Venture Exchange or any Laws or regulations applicable to Sellers or Purchaser;

(c)	if the information is generally and publicly available other than as a result of a breach of confidence; or

(d)	as may otherwise be required by law or for the purpose of enforcing the provisions hereof or of any agreement contemplated hereby.

A Party disclosing Confidential Information must use all reasonable endeavours to ensure that Persons receiving Confidential Information from it do not disclose the information except in the circumstances permitted in this Section 10.1.

The obligations of confidentiality and non-disclosure set forth in this Section 10.1 shall survive the termination of this Agreement and shall survive indefinitely but shall not apply to any information in the public domain or that is received by either Party from a third party.

10.2	Risk of Loss

From the date of this Agreement until and including the date of the Closing, the Purchased Assets shall be and remain at the risk of Sellers. If any of the Purchased Assets are lost, damaged or destroyed before the date of the Closing, Purchaser may terminate this Agreement without any further liability or, in lieu of terminating this Agreement, elect by notice in writing to Sellers to complete the purchase to the extent possible with a reduction of the Purchase Price to be agreed by the Parties.

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10.3	Consent to Amendments

This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by, each of the Parties. No other course of dealing between the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

10.4	Entire Agreement

This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

10.5	Successors and Assigns

Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether also expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, as applicable. Any attempted assignment without such consent shall be null and void.

10.6	Mediation, Arbitration and Governing Law

In the event of a dispute between any of the Parties arising under or relating in any way whatsoever to this Agreement, the disputing Parties shall attempt to resolve it through good faith negotiation. If the dispute is not resolved through such negotiation, then the disputing Parties shall attempt to resolve it through mediation in the Commonwealth of Pennsylvania, USA, with a neutral, third-party mediator mutually agreed upon by the disputing Parties. Unless otherwise agreed by the disputing Parties, the costs of mediation shall be shared equally. If the dispute is not resolved through mediation, then upon written demand by one of the disputing Parties it shall be referred to a mutually agreeable arbitrator. The arbitration process shall be conducted in accordance with the laws of the Commonwealth of Pennsylvania, USA. All remedies, legal and equitable, available in court shall also be available in arbitration. The arbitrator’s decision shall be final and binding, and judgement may be entered thereon in a court of competent jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles thereof. In any dispute arising out of or relating in anyway whatsoever to this Agreement, including arbitration, the substantially prevailing Party shall be entitled to recover its costs and attorney fees from the other disputing Parties.

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10.7	No Additional Representations

Purchaser acknowledges and agrees that neither Sellers nor any of their Representatives, have made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business or the Purchased Assets, except as expressly set forth in this Agreement. Purchaser further agrees that neither Sellers, nor any of their direct or indirect Representatives (or any of their directors, officers, employees, members, managers, partners, agents or otherwise), will have to be subject to any liability to Purchaser resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, or any information, document or material made available to Purchaser or its Representatives in certain “data rooms” and online “data sites,” management presentations, management interviews, or any other form in expectation or anticipation of the transactions contemplated by this Agreement.

10.8	Notices

All notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed given if delivered by hand, mailed by registered mail or certified mail, return receipt requested, or by a nationally recognized overnight courier, or sent by electronic transmission by e-mail, to the appropriate Party at the following address (or such other address for a Party as shall be specified by notice pursuant hereto), and such notice shall be deemed to have been given and received, if delivered or mailed by registered or certified mail, when delivered to such address, and if e-mailed, on the next Business Day after the transmission of same:

If to any or all of Sellers, to:

Richard Ransom, President

ICTV Brands, Inc.

489 Devon Park Drive, # 306

Wayne, PA 19087

E-mail: ransom@ictvbrands.com

With copy to:

John Carrino, General counsel

ICTV Brands, Inc.

489 Devon Park Drive, # 306

Wayne, PA 19087

E-mail: carrino@ictvbrands.com

If to Purchaser, to:

RobFia, CEO

Therma Bright Inc.

738-157 Adelaide Street West

Toronto, ON, CAN MSH 4E7

E-mail: rfia@thejenexcorporation.com

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With copy to:

Tuba Yamac

BCFLLP

1100 Rene-Levesque West Blvd., 25th Floor

Montreal, QC H3B 5C9

E-mail: tuba.yamac@bcf.ca

10.9	Counterparts

The Parties may execute (by electronic communication, facsimile or otherwise) this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

10.10	No Third-Party Beneficiaries

Except as otherwise expressly provided in this Agreement, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.

10.11	No Strict Construction

Each Party acknowledges that this Agreement has been prepared jointly by the Parties and shall not be strictly construed against any Party.

10.12	Plain Meaning

Each Party hereto, together with its respective legal counsel, has reviewed this Agreement and negotiated the terms hereof, and agrees that each provision hereof is to be given its plain meaning. Each Party agrees that if any issue arises as to the meaning or construction of any word, phrase or provision hereof, that no Party shall be entitled to the benefit of the principles of the construction and interpretation of contracts of written instruments that provide that any ambiguity is to be construed in favor of the Party who did not draft the disputed word, phrase or provision.

10.13	Entire Agreement; Binding Effect

This Agreement, the other Transaction Documents, and the other documents to be delivered pursuant to this Agreement, contain the entire understanding of the Parties with respect to the subject matter contained herein and supersede all other prior agreements, understandings and undertakings, both written and oral, among the Parties with respect to the subject matter hereof. All the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, and be binding upon, Sellers and Purchaser and their respective successors and permitted assigns.

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10.14	Headings

The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

THE EXECUTION PAGE FOLLOWS

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement on the day and year first written above.

SELLERS:

SELLERS:

FOR: ICTV BRANDS UK LIMITED

By:	/s/ Richard S. Ransom (Mar 6, 2018)
Name:	Richard Ransom
Title:	President

FOR: ICTV BRANDS HK LIMITED

By:	/s/ Richard S. Ransom (Mar 6, 2018)
Name:	Richard Ransom
Title:	President

FOR: ICTV BRANDS ISRAEL LTD.

By:	/s/ Richard S. Ransom (Mar 6, 2018)
Name:	Richard Ransom
Title:	President

FOR: ICTV BRANDS, INC.

By:	/s/ Richard S. Ransom (Mar 6, 2018)
Name:	Richard Ransom
Title:	President

PURCHASER:

FOR: THERMA BRIGHT INC.

By:	/s/ Rob Fia
Name:	Rob Fia
Title:	CEO

33

EXHIBIT A

ASSUMED CONTRACTS

NONE

34

EXHIBIT B

ASSUMED LIABILITIES

NONE

35

EXHIBIT C

BUSINESS INTELLECTUAL PROPERTY

ASSIGNED PATENTS

1. Patent family entitled “Handheld skin treatment device”, filed in the name of Radiancy Inc. and later assigned to ICTV Brands Inc. Inventors: Philip Solomon and Dolev Rafaeli. (Seller’s reference REF RAD-001)

COUNTRY	APPLICATION/ PATENT NUMBER	FILING DATE	STATUS
US	US60/981,820	22 Oct 2007	Expired
PCT	PCT /IL2008/0013 19	5 Oct 2008	Expired
US	US12/738,842 / US9414470	5 Oct 2008	In force
Europe	EP2248392	5 Oct 2008	Granted.
Austria	E594450 (Validation of EP2248392)	5 Oct 2008	Renewal fee payment has passed. To be paid within 6m grace period
Switzerland	EP 2248392 (Validation of EP2248392)	5 Oct 2008	Renewal fee payment has passed. To be paid within 6m grace period
Germany	602008021767.1 (Validation of EP2248392)	5 Oct 2008	Renewal fee payment has passed. To be paid within 6m grace period
Denmark	EP 2248392 (Validation of EP2248392)	5 Oct 2008	Renewal fee payment has passed. To be paid within 6m grace period
Spain	EP 2248392 (Validation of EP2248392)	5 Oct 2008	Renewal fee payment has passed. To be paid within 6m grace period
United Kingdom	EP (GB) 2248392 (Validation of EP2248392)	5 Oct 2008	Renewal fee payment has passed. To be paid within 6m grace period
Ireland	EP 2248392 (Validation of EP2248392)	5 Oct 2008	Renewal fee payment has passed. To be paid within 6m grace period
Sweden	08841777.9 (Validation of EP2248392)	5 Oct 2008	Renewal fee payment has passed. To be paid within 6m grace period
Japan	JP05441910B JP2010-530626	5 Oct 2008	Renewal fee was due 5 OCT. 6m grace period if not paid on time + double fee

36

2. Patent family entitled “Skin treatment device utilizing light and temperature”, filed 22 April 2010, in the name of Radiancy Inc. and later assigned to ICTV Brands Inc. Inventors: Philip Solomon, Dolev Rafaeli and Ifat Gertler. (Seller’s reference: REF RAD- 002-PR.

COUNTRY	APPLICATION/ PATENT NUMBER	FILING DATE	STATUS
us	USfil/171,476	22 April 2009	Expired
PCT	PCT/IL2010/000327	22 April 2010	Expired
us	US 13/265,872 / US2012041523	22 April 2010	Abandoned after refusal. PTAB and appeal
EUROPE	EP2421609	22 April 2010	Granted
AUSTRIA	ATE 596144 (Validation of EP2421609)	22 April 2010	In force. Renewal fee due 22 April 2018.
SWITZERLAND	EP 02421609 (Validation of EP2421609)	22 April 2010	In force. Renewal fee due 22 April 2018.
GERMANY	DE 60 2010 005 026.2 (Validation of EP2421609)	22 April 2010	In force. Renewal fee due 22 April 2018.
DENMARK	DKEP2421609 (Validation of EP2421609)	22 April 2010	In force. Renewal fee due 22 April 2018.
SPAIN	ES2407531 (Validation of EP2421609)	22 April 2010	In force. Renewal fee due 22 April 2018.
UNITED KINGDOM	EP (GB) 2421609 (Validation of EP2421609)	22 April 2010	In force. Renewal fee due 22 April 2018.
IRELAND	EP2421609 (Validation of EP2421609)	22 April 2010	In force. Renewal fee due 22 April 2018.
SWEDEN	EP2421609 (Validation of EP2421609)	22 April 2010	In force. Renewal fee due 22 April 2018.
JAPAN	JP5566451	22 April 2010	In force. Renewal fee due 22 April 2018.

37

ASSIGNED TRADEMARK

TRADEMARK	COUNTRY	APPLICATION/ REGISTRATION NUMBER	FILING DATE	STATUS
CLEAR TOUCH in the name of ICTV Brands, Inc.	us	U.S. 5355075 In class 10 ” medical apparatus, namely, electric heating devices for curative treatment”	May 18, 2017 (registered December 12. 2017)	REGISTERED AND IN FORCE

38

EXHIBIT D

BUSINESS REGULATORY APPROVALS

(a) United States

- Premarket notification submissions

- K082423

- K102477

- Any other.

- Medical device listings

-Any medical device listings related to the Purchased Products.

- Establishment registrations

- Any establishment registrations (all types) related to the Purchased Products.

(b) Europe

- Certification

- 93/42/EEC

- Any other.

- Establishment registrations

-    Any establishment registrations with Governmental Entities related to the Purchased Products.

(c) Canada

- Certification

- ISO 13485 CMDCAS

- Any other.

- Medical Device Licences

-  Licence No.: 63819

Licence Name: NO!NO! SKIN

Device ID: 2000200, 3000230, 3000300, 3000310.

-  Licence No.: 78785

Licence Name: CLEARTOUCH LITE SYSTEM

Device ID: 3009740CA, 3009741CA

- Any other.

39

EXHIBIT E

ESTIMATED ADJUSTMENT

Prepaid expenses as of the Effective Date:	$0

less

Assumed Liabilities:	$0

less

Payments due for transfer of patents forming part of the Purchased Assets:	[CAD$8,800 (estimate)]

less

Renewal fees:	[CAD$11,600]

Total:	[CAD$20,400] + tax

40

EXHIBIT F

EXCLUDED LIABILITIES

(a)	Product Liability. All liabilities or obligations with respect to products designed, manufactured or sold by Sellers prior to the Effective Date, without regard to (i) the basis of the theory of the claim (negligence, strict tort, breach of express or implied warranty, fraud or failure to warn, test, inspect or instruct or otherwise); (ii) the nature of the damages sought (property, damage, economic loss, personal injury, wrongful death or other); or (iii) whether the claim arose or is asserted before or after the Closing;

(b)	Shortages. All liabilities or obligations of Sellers to customers or third parties with respect to shortages or defects in goods delivered to customers or in transit to customers prior to the Effective Date;

(c)	Environmental. All liabilities or obligations arising out of or attributable to Sellers’ or their predecessors release, generation, treatment, transport, recycling or storage of any hazardous substance or arising out of or attributable to Sellers’ or their predecessors’ arrangements for any of the foregoing;

(d)	Claims. All liabilities or obligations of Sellers with respect to any pending, threatened or unasserted litigation, claims, demands, investigations or proceedings;

(e)	Employees. All liabilities or obligations arising out of the employment relationship between Sellers and any of their employees or former employees, whether asserted before or after the Effective Date, including, but not limited to, all liability under ERISA or the Internal Revenue Code, or relating to any employee benefit plan sponsored or maintained by Sellers or to which any of the Sellers has made contributions;

(f)	Breaches. Any liability or obligation, the existence of which is a breach of any representation, warranty or covenant of Sellers in this Agreement;

(g)	Taxes. All liabilities or obligations for federal, state and local Taxes imposed on Sellers, including without limitation all FICA, FUTA, Medicare, and SUTA payroll taxes;

(h)	Accounts Payable. All accounts payable, current liabilities and accrued expenses of the Business as at the date of the Closing, including accounts payable and accrued expenses that are owed for media buys for advertising that have run as of the Effective Date, and/or amounts owed to suppliers as of the date of the Closing, all of which accounts payable or accrued expenses shall remain the sole responsibility of Sellers. These expenses may however be reimbursable to ICTV US by Purchaser pursuant to the Sales Representative Agreement;

(i)	Transaction Costs. Any liability for costs and expenses of Sellers in connection with this Agreement or any transactions contemplated hereby,

(j)	Returns, Refunds, Rebates. Any liability of Sellers or the Business relating to returns, refunds or rebates on Purchased Products sold on or prior to the Effective Date.

41

EXHIBIT G

LIST OF PURCHASED ASSETS

-      Digital Media

o	Facebook: https://www.faceboo k.com/cleartouchnails
o	AdWords Campaign

- Print Media

o	Please refer to below link for example:
●	https://www .dropbox.com/s/idv751 t5a2vnaxw /ClearTouch % 20Ugly% 20T oes%20Control.pdf?dl=0

-      Websites:

o	US: www.cleartouchdevice.com
o	UK: www. cleartouchn ails.co.uk

-      Phone Numbers

o	US:

●	Sales: (800) 929-5180
●	Customer Service: (888) 906-4711
●	Email Address: cs@cleartouchnails.com

o	UK:

●	Sales: 020 3001 1118
●	Customer Service: 0800 338 4039
●	Email Address: CustomerServiceUK@ictvbrands.com

42

EXHIBIT H

SALES REPRESENTATIVE AGREEMENT

43

EXHIBIT I

TRANSITION SERVICES AGREEMENT

44

EXHIBIT J

FORM OF SECURITY AGREEMENT

45